ADVISORONE FUNDS

INVESTMENT ADVISORY AGREEMENT

APPENDIX A

FUNDS OF THE TRUST

as of April 26, 2012

NAME OF FUND

ANNUAL ADVISORY FEE AS A % OF

AVERAGE NET ASSETS OF THE FUND

Amerigo Fund

1.00%

Clermont Fund

1.00%

Select Appreciation Fund

1.00%

Descartes Fund

1.00%

Liahona Fund

1.00%

Select Allocation Fund

1.00%

Enhanced Income Fund

0.90%

Flexible Income Fund

0.65%

Shelter Fund

1.00%

Milestone Treasury Obligations Fund

0.10%

The parties hereto agree that this Appendix A shall supersede and replace the existing Appendix A to the Investment Advisory Agreement effective as of the 26th day of April 2012.

ADVISORONE FUNDS

CLS INVESTMENTS, LLC

By:_/s/  Todd Clarke

 By: /s/ Todd Clarke

Todd Clarke, President

                          Todd Clarke, President